Exhibit No. 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 and Post-Effective Amendment on Form S-4 (File Nos. 33-64361, 333-72694, and 333-103659) of MGE Energy, Inc. of our report dated February 6, 2002 relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
March 26, 2003